Exhibit 10.01

PUBLIC RELATION SERVICE AGREEMENT

This Service Agreement (“Agreement”) is made and entered into on                                  , by and between:

A.	Radiant PR Solutions Sdn Bhd, a company registered in Malaysia, having its principal place of business at No. 15 Jalan 17/42, Taman Kok Dah, Segambut, 51200, Kuala Lumpur, Malaysia. (“Service Provider”),

AND

B.	, a company/individual registered in Malaysia, having its principal place of business at (“Client”).

1.	Scope of Services.

a.	The Service Provider agrees to provide content drafting and publishing services to the Client for publication on the designated news portal. These services include:

i.	Drafting, editing and formatting content as per the Client’s requirements.

ii.	Publishing approved content on the designated News Portal.

b.	The PR company shall provide advisory services to support the Client’s public relations and communication efforts. This includes, but is not limited to:

i.	Advising on media strategy and public messaging

ii.	Providing guidance on brand positioning

iii.	Reviewing and advising on public-facing materials as needed

2.	Service Fees and Payment Terms. The Client agrees to pay the Service Provider as follows, via wire transfer within 7 days upon invoice issuance and shall not be refundable. Late payments may incur a penalty of 18% per annum, calculated on a pro-rated daily basis.

a.	For Publishing Services. per press release. 100% of the service fee shall be payable upon invoice issuance, prior to any publishing activity.

b.	For Advisory Services. per month, billable on quarterly basis in advance. 100% of the service fee shall be payable upon invoice issuance.

3.	Term and Termination. This Agreement shall commence on date first written above and continue until terminated by either party with 30 days written notice or either party may terminate this Agreement immediately in the event of a material breach.

4.	Content Ownership and Rights. The Client retains full ownership of the content upon final approval and publication. The Service Provider shall not republish or distribute the content without prior written consent from the Client.

5.	Confidentiality. Both parties agree to keep confidential any proprietary or sensitive information shared during the course of this Agreement.

6.	Liability and Indemnity. The Service Provider shall not be liable for any claims, damages, or losses arising from the content once published, except in cases of proven negligence. The Client agrees to indemnify the Service Provider against any third-party claims related to the content.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

8.	Miscellaneous. This Agreement constitutes the entire agreement between the parties. Any amendments must be made in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Service Provider	Client

Radiant PR Solutions Sdn Bhd